Exhibit 99.1

500 Laurel Street Baton Rouge, Louisiana 70801 P: 225-248-7600 F: 225-248-7650

FOR IMMEDIATE RELEASE	Misty Albrecht
March 18, 2021	b1BANK 225.286.7879 Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. and b1BANK Announce the Appointment of New Board Member John Ducrest

Baton Rouge, La. – Business First Bancshares, Inc. (Nasdaq: BFST) and b1BANK announced today the addition of John Ducrest to their respective boards of directors.

Ducrest is the immediate former Commissioner of the Louisiana Office of Financial Institutions (OFI) and immediate former Commissioner of Securities for the state of Louisiana. In addition to his service as Commissioner of the OFI over the past 16 years, Ducrest has held active leadership roles with various national organizations. In the aftermath of the Great Recession, Ducrest served as the state banking supervisory representative on the Financial Stability Oversight Council (FSOC) and as Board Chair of the Conference of State Bank Supervisors.

“John’s extensive background in policy development and his relationships with policy makers on both the state and national level add a unique layer of knowledge to our board,” said Jude Melville, president and chief executive officer of Business First Bancshares, Inc. and b1BANK. “His leadership over his tenure as Commissioner has been instrumental in the development of a healthy Louisiana banking system, particularly during the massive rebuilding the state endured following Hurricane Katrina, and I look forward to relying upon his guidance as b1BANK becomes our region’s most impactful community-oriented financial institution.”

In addition to his 35-year career with the Office of Financial Institutions, Ducrest is a Certified Public Accountant, Certified Fraud Examiner and Certified Examinations Manager. He is a graduate of The University of Louisiana, Lafayette, and Graduate School of Banking at Louisiana State University.

“It’s an honor to join the board of directors of Business First Bancshares, Inc. and b1BANK,” said Ducrest. “During my time with the OFI, I had the opportunity to observe the leadership and judgement Jude and his team have demonstrated as the bank has expanded. I’m eager to begin contributing to the company’s future success and growth.”

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500 Laurel Street Baton Rouge, Louisiana 70801 P: 225-248-7600 F: 225-248-7650

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary b1BANK, formerly known as Business First Bank, operates 43 banking centers in markets across Louisiana and in the Dallas, Texas area. b1BANK provides commercial and personal banking, treasury management and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1BANK.com for more information. Business First’s common stock is traded on the NASDAQ Global Select Market under the symbol “BFST.”

Special Note Regarding Forward-Looking Statements

Statements in this press release may not be based on historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation, and specifically decline any obligation, to revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

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